EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-58793 and 333-87398 on Form S-3 and Nos.
333-91960, 333-37859, 333-75629, 333-116243 and 333-39036 on Form S-8 of our reports dated March 10, 2006, relating to the consolidated financial statements of Meritage Homes Corporation and subsidiaries for the years ended December 31, 2005 and 2004 and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Meritage Homes Corporation and subsidiaries for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 10, 2006